NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES
EXECUTIVE MANAGEMENT APPOINTMENTS
– Dr. Davide Molho Appointed to President and Chief Operating Officer –
– Birgit Girshick Appointed to Corporate Executive Vice President,
Discovery and Safety Assessment –

WILMINGTON, MA, February 13, 2018 – Charles River Laboratories International, Inc. (NYSE: CRL) today announced two new executive management appointments.

Dr. Davide Molho, Corporate Executive Vice President and President, Global Research Models & Services, Safety Assessment and Biologics, will become President and Chief Operating Officer of Charles River, effective immediately, and will add Discovery Services to his responsibilities. Dr. Molho has a proven track record of outstanding performance, leading many of the company’s businesses through important strategic initiatives during his nearly 20 years with Charles River. His extensive operations management experience in both the United States and Europe uniquely qualifies Dr. Molho to oversee the company’s global organization and provide leadership as Charles River continues to grow. Dr. Molho will continue to report directly to James C. Foster, Chairman and Chief Executive Officer.

Birgit Girshick, Corporate Senior Vice President, Global Discovery Services, has been appointed Corporate Executive Vice President, Discovery and Safety Assessment. During her more than 25 years with the Company, Ms. Girshick has established an exceptional record of operational management, most recently leading the global Discovery business after successfully executing the WIL Research integration. Realigning management of the Discovery and Safety Assessment businesses under Ms. Girshick’s leadership will enable Charles River to better leverage the synergies between the two related units and enhance the extensive services provided to clients. Ms. Girshick will report directly to Dr. Molho.

James C. Foster, Chairman and Chief Executive Officer commented, “I look forward to continuing to work side-by-side with Dr. Molho and Ms. Girshick as we drive Charles River’s growth and development over the coming years. We plan to nearly double in size over the course of our five-year plan, generating significant earnings growth and delivering value to all our stakeholders, and today’s appointments of Dr. Molho and Ms. Girshick give us the right leadership structure to support and advance that plan.”

Management Biographies

Dr. Davide Molho joined Charles River in our Italian operations in 1999 and was promoted to Director of Operations for Research Models and Services (RMS) Italy in 2002. In 2005, his role was expanded to include French RMS operations and in 2007, he became Corporate Vice President, European Research Models and Services, with responsibility for all European RMS operations. In July 2009, Dr. Molho was promoted to Corporate Senior Vice President, North American & European Research Models and Services, and was promoted to Corporate Executive Vice President and President, Global Research Models and Services in December 2010. Dr. Molho subsequently assumed the role of Corporate Executive Vice President and President, North American Operations in October 2011 and then Corporate Executive Vice President and President, Global Research Models & Services, Safety Assessment and Biologics in December 2013. In this role, Dr. Molho was responsible for the global oversight of these businesses and transitioning to a more fully integrated, global organizational structure across North America, Europe, and Asia.

Dr. Molho received both his D.V. M. degree and his Post Degree in Laboratory Animal Science & Medicine from University of Milan.

Birgit Girshick joined Charles River in 1989 and held positions of increasing responsibility in the Company’s RMS Germany and RMS Avian Vaccine Services businesses. In 2004, Ms. Girshick was promoted to General Manager of the RMS Avian Vaccine Services business. She was named Executive Director, RMS Process Improvement in 2009, and Corporate Vice President, Global Biopharmaceutical Services in 2010. In 2013, Ms. Girshick was promoted to Corporate Senior Vice President, Research Models and Biologics Testing Solutions. In this role, she was responsible for identifying growth opportunities and managing operations for the North American Research Models and Global Biologics businesses. In 2014, Ms. Girshick was tasked with leading the integration of WIL Research into the Company’s Safety Assessment business. Having successfully completed the integration, in 2015, Ms. Girshick assumed the role of Corporate Senior Vice President, Global Discovery Services. In this role, Ms. Girshick was responsible for transitioning the discovery business units to a global, integrated organization. As Corporate Executive Vice President, she becomes a member of the company’s Executive Committee.

Ms. Girshick received an M.B.A. degree from the University of Rhode Island and a B.A. degree from Eastern Connecticut State University.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include statements in this news release regarding Charles River’s projected future performance, including revenue and earnings per share growth. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 14, 2017, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts.  Our dedicated employees are focused on providing clients with exactly what they need to improve and expedite the discovery, early-stage development and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

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Investor Contact:	Media Contact:
Susan E. Hardy	Amy Cianciaruso

Corporate Vice President, Investor Relations Corporate Vice President, Public Relations

781.222.6190 susan.hardy@crl.com	781.222.6168 amy.cianciaruso@crl.com